UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                               AMENDMENT NO. 6 TO
                                  SCHEDULE 13G




                      FOR THE YEAR ENDED DECEMBER 31, 1999
                      ------------------------------------



                    Under the Securities Exchange Act of 1934




                               STATE BANCORP, INC.
                               ------------------
                               (Name of Issuer)


                                  COMMON STOCK
                          ----------------------------
                         (Title of Class of Securities)


                                 855716 - 10 - 6
                                 ---------------
                                 (CUSIP Number)






Check the following box if a fee is being paid with this statement [ ](A fee is not required only if the filing person:(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securites described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7).










                                Page 1 of 4 pages

--------------------------------------------------------------------------------
CUSIP NO. 855716 - 10 - 6                 13 G               PAGE 1 OF 1 PAGE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON
  S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

  STATE BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN
  11 - 3223168
--------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                            (a) _____
                                                            (b) _____

--------------------------------------------------------------------------------
3 SEC USE ONLY



--------------------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

  NEW HYDE PARK, N.Y.


--------------------------------------------------------------------------------
NUMBER OF               5 SOLE VOTING POWER

SHARES                    0
                        --------------------------------------------------------
                        6 SHARED VOTING POWER
BENEFICIALLY
                          630,000
                        --------------------------------------------------------
OWNED BY                7 SOLE DISPOSITIVE POWER

EACH REPORTING            630,000
                        --------------------------------------------------------
                        8 SHARED DISPOSITIVE POWER

PERSON WITH
                          0
--------------------------------------------------------------------------------

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


  630,000

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


   X
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


   8.98%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON


   EP
--------------------------------------------------------------------------------


                               Page 2 of 4 pages

 SCHEDULE 13G
----------------


Item 1.
     (a)  Name of Issuer - State Bancorp, Inc.
     (b) Address of Issuer's Principal Executive Offices - 699 Hillside Avenue, New Hyde Park, N.Y. 11040
Item 2.
     (a)  Name of Person Filing - State Bancorp, Inc. Employee Stock Ownership
          Plan
     (b)  Address of Principal Business Office - 699 Hillside Avenue,
          New Hyde Park,  N.Y
     (c)  Place of Organization - New York State
     (d)  Title of Class of Securities - Common Stock
     (e)  CUSIP Number - 855716-10-6

Item 3. - If  this  statement  is  filed  pursuant  to  Rule
          13d-1(b), or 13d-2(b),  check whether the person filing is a:

     (f)     X         Employee Benefit Plan, Pension Fund which is subject
     ----------------- to the provisions of the Employment Income Security
                       Act of 1974 or Endowment Fund

Item 4.  -  Ownership
    (a) Amount  Beneficially Owned - 630,000 shares
    (b) Percent of Class - 8.98%
    (c) (i) sole  power to vote or direct  the vote - 0 shares
    (c) (ii) shared power to vote or direct  the vote - 630,000  shares
    (c) (iii) sole power to dispose or to direct the disposition of - 630,000 shares
    (c) (iv) shared power to dispose or to direct the disposition of - 0  shares

Item 5.
     DOES NOT APPLY

Item 6.
     DOES NOT APPLY







                             Page  3  of  4  pages

 SCHEDULE 13G
--------------



 Item 7.
     DOES NOT APPLY



 Item 8.
     DOES NOT APPLY



 Item 9.
     DOES NOT APPLY



 Item 10.  -  Certification

     By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                          JANUARY 28, 2000
                                          -----------------------
                                          DATE


                                          s/THOMAS F. GOLDRICK
                                          -----------------------
                                          SIGNATURE


                                          THOMAS F. GOLDRICK, CHAIRMAN & CEO
                                          ----------------------------------
                                          NAME / TITLE





                               Page 4 of 4 pages